Exhibit (j)(2)

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is effective as of this 7th day of July, 2021, by and between Flowstone Opportunity Fund (f/k/a Cresset Private Market Opportunity Fund) (the “Fund”), and UMB Bank, n.a., a national banking association (“UMB”).

WHEREAS, the Fund and UMB have entered into a Custody Agreement (the “Custody Agreement”) dated December 14, 2018, as amended (the “Agreement”);

WHEREAS, the parties wish to amend the Agreement as set forth herein by entering into this Amendment.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Section 1 shall be replaced in its entirety with the following:

1. APPOINTMENT OF CUSTODIAN.

The Fund hereby constitutes and appoints the Custodian as custodian of Assets (as defined below) belonging to the Fund which have been or may be from time to time delivered to and accepted by the Custodian. Custodian accepts such appointment as a custodian and agrees to perform the duties and responsibilities of Custodian as set forth herein on the conditions set forth herein. For purposes of this Agreement, the term “Assets” shall include Securities, Underlying Shares, monies, and other property held by the Custodian for the benefit of a Fund. “Security” or “Securities” shall mean stocks, bonds, rights, warrants, certificates, instruments, obligations and all other negotiable or non-negotiable paper commonly known as Securities, including, but not limited to, those included within the definition of “Security” in Section 2(a)(36) of the 1940 Act, which have been or may from time to time be delivered to and accepted by the Custodian. “Securities” shall also mean, for purposes of the Fund’s investments in underlying investment companies, the completed subscription agreements (or any document, however titled, containing factual information regarding the Fund and Fund representations and warranties necessary to make the investment, which shall be defined herein as a “Subscription Agreement”), pertaining to such underlying investment company. Custodian shall have no obligation to treat a Subscription Agreement as a Security until the Fund delivers such completed Subscription Agreement to the Custodian. “Underlying Share” or “Underlying Shares” shall mean uncertificated shares of, or other interests in, other investment funds, accounts or vehicles, including, but not limited to, mutual funds.

2.             Section 2(h) shall be deleted.

3.             Section 3 shall be renamed “DELIVERY OF CORPORATE AND OTHER DOCUMENTS” and the following paragraph shall be added to the end of the Section:

The Fund further agrees to promptly provide the Custodian completed Subscription Agreements and any other applicable documentation for the Fund’s investment in any underlying investment companies. Such investments will only be Securities, and therefore Assets of the Fund, upon receipt by the Custodian of completed Subscription Agreements for the Fund. The Fund undertakes to work with the Custodian to ensure that quarterly confirmations, and any documentation representing changes to the Fund’s holdings in such investment (such as related to an “add-on” purchase), are provided to the Custodian as soon as practicably possible.

4.	Section 4(b)(1) shall be replaced in its entirety with the following:

(b)  Manner of Holding Securities.

(1)	The Custodian shall at all times hold Securities of the Fund either: (i) by physical possession of the share certificates, completed Subscription Agreements, or other instruments representing such Securities, in registered or bearer form; in the vault of the Custodian, Domestic Subcustodian, a Special Custodian, depository or agent of the Custodian; or in an account maintained by the Custodian or agent at a Securities System (as hereinafter defined); or (ii) in book-entry form by a Securities System in accordance with the provisions of sub-paragraph (3) below.

5.             Section 7(e) shall be deleted.

6.             Schedule A to the Custody Agreement shall hereby be amended and restated in its entirety to read as the Schedule A attached hereto.

7.             Exhibit 1 to the Custody Agreement shall hereby be deleted.

8.             Any reference to any Agreement shall be a reference to such Agreement as amended hereby. All rights, obligations and liabilities in respect of the Agreement shall continue to exist save as varied herein. In the event of any conflict or inconsistency between the provisions of this Amendment and the Agreement, the terms of this Amendment shall prevail. All other terms of the Agreement are hereby ratified and confirmed.

9.             This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but which together shall constitute one instrument.

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10.           This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, excluding the laws on conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

FLOWSTONE OPPORTUNITY FUND
(“Fund”)

By:	/s/ Scott P. Conners
Name:	Scott P. Conners
Title:	President

UMB BANK, N.A.
(“UMB”)

By:	/s/ Amy Small
Amy Small
Senior Vice President

Schedule A – Fees

[Fee information redacted]